UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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LORILLARD, INC.

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July 15, 2014

Dear All Employees,

I am pleased to share with you some very big news for our Company. Today we announced that Lorillard, Inc. has entered into an agreement to combine with Reynolds American Inc. (“RAI”). In connection with the combination, Lorillard and RAI will also sell the Kool, Salem, Winston, Maverick® and blu eCigs® brands to Imperial Tobacco Group PLC, which will be combined with Imperial’s existing U.S. company, Commonwealth-Altadis, Inc., and their portfolio of products that includes USA Gold and Sonoma brands to form a new company. In addition to the brands, Imperial will acquire certain assets currently owned by Lorillard including our headquarters, manufacturing and R&D facilities in Greensboro, North Carolina, as well as our facility in Danville, Virginia and approximately 2,900 employees, including our national sales force.

I will provide more details below, but I want to let you know from my perspective that this set of transactions is a win for our shareholders, a win for our employees, a win for our customers and a win for our consumers. A copy of the press release we issued this morning is attached.

I know many of you saw media reports speculating about potential transactions over the last few months. As we are a publicly traded company, I hope you can understand that we have been limited as to what we were allowed to say up to this point. Now that we have reached these agreements, I am pleased to provide you with more information about the important benefits of these transactions and what it means for you, our valued employees.

First and foremost, I want to emphasize that these transactions are a testament to your efforts and everything you have all done to make Lorillard the strong company it is today, and for that you should be proud. Throughout the negotiation process the Lorillard employees were at the forefront of my mind and I am pleased to inform you that the vast majority of employees will retain their jobs, either by joining RAI or Imperial.

As there are many aspects to this announcement, I thought it would be helpful to share the highlights of the transactions and what they mean for you:

•	RAI / Lorillard: Bringing Together Two of the Oldest Tobacco Companies to Create an Employer of Choice. Our combination with RAI builds on the success and heritage of Lorillard and positions Newport® as one of the combined company’s flagship brands. As you may know, RAI is based in Winston-Salem, North Carolina, and is the second-largest tobacco company in the U.S. Combined with Lorillard, RAI will have even greater scale, a more diversified business across geographic regions and product categories and will generate considerable efficiencies, all of which will result in new revenue opportunities and benefit our adult tobacco customers. The combined company will be anchored by Newport and RAI’s Camel, Pall Mall, and Natural American Spirit brands. It will also offer adult tobacco consumers superior tobacco products, including Grizzly in smokeless tobacco and VUSE in the e-cigarette market.

We believe that our employees that continue with RAI will benefit from working for a larger company that will be an employer of choice in North Carolina and our industry.

•	Imperial: Building on Lorillard’s Operations to Drive Growth. Imperial is a UK-based tobacco company with an optimized portfolio of brands and a global footprint that is strengthening its position in the U. S., which it considers an important growth market. Imperial will continue to drive growth in blu, the leading e-cigarette brand, and is expected to make significant investments to revitalize the Kool, Salem, Winston and Maverick brands. The addition of these brands to Imperial’s U.S. operations will create an enhanced portfolio with national reach that more than triples Imperial’s share of the U.S. cigarette market and positions it for long-term success in both traditional tobacco products and emerging product categories. Additionally, Martin Orlowsky, former CEO of Lorillard, will be joining as Executive Chairman Designate of Imperial’s U.S. business to help guide management throughout the transition process and the implementation of the portfolio strategy for the business.

Imperial recognizes the importance of our employees and the success you bring to our operations, as well as the quality of Lorillard’s facilities and the strength of our customer network. The combined business will be built on the strengths of both Imperial and Lorillard, and will feature a dynamic nationwide sales organization. We strongly believe—and so do they—that our employees who will become part of Imperial will be integral to Imperial’s efforts to strengthen its position in the U.S. marketplace.

What’s Next? Business As Usual Until Close

To complete the transaction process, the RAI / Lorillard transaction is contingent on shareholder approval by both RAI and Lorillard, regulatory approvals and other customary closing conditions. The Imperial transaction is contingent on shareholder approval by Imperial, regulatory approvals and other customary closing conditions. All of that work will take place over the coming months and we expect the transactions to close in the first half of 2015. The RAI / Lorillard transaction and the Imperial transaction are scheduled to close substantially at the same time.

Until the transactions are completed, RAI, Lorillard and Imperial will remain separate companies and it will be business as usual for all of us. For our union employees, our collective bargaining agreements will remain fully in effect through close, and Imperial has committed to assuming the existing collective bargaining agreements.

The key to our success has been – and will continue to be – you, the valued employees of Lorillard. As we move forward, I ask that you remain focused on your day-to-day responsibilities, and on providing the same high quality tobacco products and service expected from Lorillard.

As in any transaction of this size, the integration process will take time. In the coming weeks, a transition-planning team will be established consisting of leaders from RAI, Lorillard and Imperial, who will work on how to best integrate the companies following close. We will communicate more information to you as this process progresses. Importantly, given our shared cultures of focusing on customers and employees, we expect a seamless integration.

Keeping You Informed

I am sure you have questions about today’s announcement. To help answer some of those, please find an FAQ attached. I also encourage you to visit a website dedicated specifically to today’s announcement, www.reynoldsamericaninfo.com, which includes more information about the benefits of the transactions and customer information, which will be updated regularly throughout this process.

I will be hosting an all employee conference call today at 12:15 PM ET, which you can access by dialing (877) 681-1320 in the U.S. or +1 (973) 935-2840 internationally, and entering the conference ID# 73586916. If possible, I highly encourage you to listen in. For anyone that would like a question addressed during the conference call, please submit inquiries to feedback@lortobco.com.

It is likely that this announcement will generate interest from the media and other third parties, and it is important that the Company speaks with one voice. If you receive any inquiriess about these transactions, I ask that you immediately forward them to Bob Bannon at (336) 335-7665.

On behalf of the Lorillard Board of Directors and management team, I would like to take this opportunity to thank you for your hard work and commitment to Lorillard. We are excited about the transactions with RAI and Imperial and the opportunities they will create for all our key stakeholders – and I hope that you share our enthusiasm.

Sincerely,

Murray S. Kessler

Chairman, President and Chief Executive Officer of Lorillard

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting for the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission, including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K and its Quarterly Report for the quarterly period ended March 31, 2014, which were filed with the Securities and Exchange Commission on February 21, 2014 and April 24, 2014, respectively, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the joint proxy statement of Reynolds American and Lorillard that also constitutes a prospectus of Reynolds American. Lorillard and Reynolds American plan to mail the definitive joint proxy statement/prospectus to their respective stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA Director, Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, is contained in the joint proxy statement/prospectus when filed with the SEC.